                                                     EXHIBIT 5


April 21, 1999


Owens Corning
Owens Corning World Headquarters
One Owens Corning Parkway
Toledo, Ohio  43659

Re:  Owens Corning Deferred Compensation Plan

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Owens Corning, a Delaware corporation (the "Company"), and I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of $30,000,000 of general unsecured obligations (the "Obligations") of the Company to pay deferred compensation in the future in accordance with the Company's Deferred Compensation Plan (the "Plan").

In  so  acting, I have supervised other members of the  Company's
Law Department and outside counsel who have performed work in connection with the transactions contemplated by the Plan.

I, or other members of the Company's Law Department or such outside counsel, have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable me to render the opinion expressed below.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals (other than documents executed by the Company) and the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed the due authorization, execution and delivery of such documents by the parties thereto other than the Company.

Based upon our examination as described above, subject to the assumptions and qualifications stated herein, and relying upon statements of fact contained in the documents that we have examined, I am of the opinion that the Obligations being offered under the Plan, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

I am a member of the Bar of the State of Florida and have corporate status in the Bar of the State of Ohio and do not hold myself out as an expert on the laws of any other state except the corporate laws of the State of Delaware, and my opinion is limited to the corporate laws of the State of Delaware and the federal laws of the United States.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ MAURA J. ABELN
Maura J. Abeln
Senior Vice President, General Counsel and Secretary
1999.